EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Investment Technology Group Reports

First Quarter 2011 Results

EPS Improves Sequentially to $0.23 on Higher U.S. Trading Volumes

NEW YORK, May 5, 2011 — Investment Technology Group, Inc. (NYSE: ITG), a leading agency research broker and financial technology firm, today announced results for the quarter ended March 31, 2011.

First quarter 2011 financial highlights included:

•                  Net income of $9.5 million, or $0.23 per diluted share, compared to net income of $8.4 million, or $0.19 per diluted share, and adjusted net income of $11.9 million, or $0.27 per diluted share, for the first quarter of 2010.  On a sequential basis, net income for the first quarter was higher than the $1.8 million of net income, or $0.04 per diluted share, and the $4.7 million of adjusted net income, or $0.11 per diluted share, earned during the fourth quarter of 2010.

•                  Revenues of $150.1 million, 2% higher than the $146.7 million generated during the first quarter of 2010 and 8% higher than the $138.3 million generated during the fourth quarter of 2010.

•                  Expenses of $132.9 million compared to expenses of $131.2 million and adjusted expenses of $125.2 million in the first quarter of 2010.  First quarter 2011 expenses included $7.5 million of costs from ITG Investment Research and an increase from the first quarter of 2010 of $1.9 million from foreign currency translations.

•                  Average daily trading volume in the U.S. of 192 million shares, up 7% from the first quarter of 2010 and up 12% from the fourth quarter of 2010.

•                  The repurchase of 674,500 shares of common stock under the Company’s authorized share repurchase program for a total of $12.6 million.

“During the first quarter, ITG expanded its research platform, established new trading relationships with research accounts and increased its U.S. trading volumes, despite an

8% decline in average daily U.S. market volumes compared to the first quarter of 2010,” said Bob Gasser, ITG’s Chief Executive Officer and President.  “We continue to focus on delivering best-in-class execution and research services to our clients while still managing costs and returning cash to stockholders in the form of share buybacks.”

ITG’s U.S. revenues were $100.5 million in the first quarter of 2011 and U.S. net income was $7.8 million.  In the first quarter of 2010, U.S. revenues were $99.9 million, U.S. net income was $7.8 million and adjusted U.S. net income was $11.3 million.

ITG’s non-U.S. revenues were $49.6 million in the first quarter of 2011, a 6% increase over $46.8 million in the first quarter of 2010.  Non-U.S. operations posted net income of $1.7 million in the first quarter of 2011, compared to net income of $0.6 million in the first quarter of 2010.

The discussion above includes adjusted net income, related per share amounts and adjusted expense amounts which are non-GAAP financial measures that are described in the attached tables along with a reconciliation of these non-GAAP financial measures to U.S. GAAP results.

Conference Call

ITG has scheduled a conference call today at 11:00 a.m. ET to discuss first quarter results.  Those wishing to listen to the call should dial 1-800-295-3991 (1-617-614-3924 outside the US) and enter the passcode 57046110 at least 10 minutes prior to the start of the call to ensure connection.  The conference call and webcast will also be accessible through ITG’s website at www.itg.com.  For those unable to listen to the live broadcast of the call, a replay will be available for one week by dialing 1-888-286-8010 (1-617-801-6888 outside the US) and entering the passcode 68335749. The replay will be available starting approximately two hours after the completion of the conference call.

ABOUT ITG

Investment Technology Group, Inc. is an independent agency research broker that partners with asset managers globally to improve performance throughout the investment process. A leader in electronic trading since launching the POSIT® crossing network in 1987, ITG takes a consultative approach in delivering the highest quality institutional liquidity, execution services, analytical tools, and proprietary research insights grounded in data.  Asset managers rely on ITG’s independence, experience, and intellectual capital to help mitigate risk, improve performance, and navigate increasingly complex markets. The firm is headquartered in New York with offices in North America, Europe, and the Asia Pacific region. For more information on ITG, please visit www.itg.com.

In addition to historical information, this press release may contain “forward-looking” statements that reflect management’s expectations for the future.  A variety of important factors could cause results to differ materially from such statements.  These factors are noted throughout ITG’s 2010 Annual Report, on its Form 10-K, and on its Form 10-Qs and include, but are not limited to, the actions of both current and potential new competitors, fluctuations in market trading volumes, financial market volatility, changes in commission pricing, potential impairment charges related to goodwill and other long-lived assets, evolving industry regulations, errors or malfunctions in our systems or technology, rapid changes in technology, cash flows into or redemptions from equity funds, effects of inflation, ability to meet liquidity requirements related to the clearing of our customers’ trades, customer trading patterns, the success of our products and service offerings, our ability to continue to innovate and meet the demands of our customers for new or enhanced products, our ability to successfully integrate companies we have acquired, changes in tax policy or accounting rules, fluctuations in foreign exchange rates, adverse changes or volatility in interest rates, our ability to attract and retain talented employees, as well as general economic, business, credit and financial market conditions, internationally or nationally. The forward-looking statements included herein represent ITG’s views as of the date of this release. ITG undertakes no obligation to revise or update publicly any forward-looking statement for any reason unless required by law.

ITG Media/Investor Contact:

J.T. Farley

(212) 444-6259

###

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Income (unaudited)

(In thousands, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Revenues:
Commissions and fees	$118,676	$121,918
Recurring	27,221	21,971
Other	4,181	2,801
Total revenues	150,078	146,690

Expenses:
Compensation and employee benefits	57,478	53,464
Transaction processing	23,026	20,659
Occupancy and equipment	14,942	15,197
Telecommunications and data processing services	15,071	13,635
Other general and administrative	22,160	28,070
Interest expense	270	224
Total expenses	132,947	131,249
Income before income tax expense	17,131	15,441
Income tax expense	7,582	7,009
Net income	$9,549	$8,432

Earnings per share:
Basic	$0.23	$0.19
Diluted	$0.23	$0.19

Basic weighted average number of common shares outstanding	41,435	43,827
Diluted weighted average number of common shares outstanding	42,180	44,415

INVESTMENT TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Financial Condition

(In thousands, except share amounts)

	March 31, 2011	December 31, 2010
	(unaudited)
Assets
Cash and cash equivalents	$267,012	$317,010
Cash restricted or segregated under regulations and other	68,905	68,965
Deposits with clearing organizations	17,389	14,235
Securities owned, at fair value	7,738	25,789
Receivables from brokers, dealers and clearing organizations	1,556,288	865,251
Receivables from customers	705,847	606,256
Premises and equipment, net	35,815	34,790
Capitalized software, net	63,049	62,507
Goodwill	468,610	468,479
Other intangibles, net	35,831	36,784
Income taxes receivable	6,667	5,561
Deferred taxes	2,252	4,902
Other assets	25,136	20,324

Total assets	$3,260,539	$2,530,853

Liabilities and Stockholders’ Equity
Liabilities:
Accounts payable and accrued expenses	$146,979	$195,109
Short-term bank loans	34,207	—
Payables to brokers, dealers and clearing organizations	1,521,040	1,139,958
Payables to customers	645,592	272,027
Securities sold, not yet purchased, at fair value	2,952	19,362
Income taxes payable	8,152	16,215
Deferred taxes	30,218	18,114
Total liabilities	2,389,140	1,660,785

Commitments and contingencies

Stockholders’ Equity:
Preferred stock, $0.01 par value; 1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 51,835,395 and 51,790,608 shares issued at March 31, 2011 and December 31, 2010, respectively	518	518
Additional paid-in capital	233,723	246,085
Retained earnings	842,682	833,133

Common stock held in treasury, at cost; 10,587,882 and 10,524,757 shares at March 31, 2011 and December 31, 2010, respectively	(219,276)	(220,161)
Accumulated other comprehensive income (net of tax)	13,752	10,493
Total stockholders’ equity	871,399	870,068

Total liabilities and stockholders’ equity	$3,260,539	$2,530,853

INVESTMENT TECHNOLOGY GROUP, INC.

Reconciliation of U.S. GAAP Results to Adjusted Results

In evaluating ITG’s financial performance, management reviews results from operations which excludes non-operating or one-time charges.  Adjusted net income, adjusted earnings per share and adjusted expenses are non-GAAP (generally accepted accounting principles) performance measures, but the Company believes that they are useful to assist investors in gaining an understanding of the trends and operating results for ITG’s core businesses. Adjusted net income, adjusted earnings per share and adjusted expenses should be viewed in addition to, and not in lieu of, ITG’s reported results under U.S. GAAP.

The following tables present a reconciliation of U.S. GAAP results to adjusted results for the periods presented (in thousands except per share amounts):

	Consolidated Three Months Ended
	March 31,		December 31,
	2011	2010	2010
	(unaudited)	(unaudited)	(unaudited)
Total revenues	$150,078	$146,690	$138,346

Total expenses	132,947	131,249	135,198
Less:
Acquisition related costs (1)	—	—	(2,409)
Software write-off (2)	—	(6,091)	—
Restructuring charges (3)	—	—	(1,812)
Adjusted expenses	132,947	125,158	130,977

Income before income tax expense	17,131	15,441	3,148
Effect of adjustments	—	6,091	4,221
Adjusted pre-tax operating income	17,131	21,532	7,369

Income tax expense	7,582	7,009	1,318
Tax effect of adjustments	—	2,589	1,318
Adjusted income tax expense	7,582	9,598	2,636

Net income	9,549	8,432	1,830
Net effect of adjustments	—	3,502	2,903
Adjusted net income	$9,549	$11,934	$4,733

Diluted earnings per share	$0.23	$0.19	$0.04
Net effect of adjustments	—	0.08	0.07
Adjusted diluted earnings per share	$0.23	$0.27	$0.11

Notes:

(1)          During the fourth quarter of 2010, ITG acquired Majestic Research Corp. (“Majestic”), a privately-held, independent provider of data-driven equity research for the institutional investment community.  In connection with the acquisition, ITG incurred approximately $2.4 million of acquisition related costs, including legal fees and other professional fees, accelerated employee equity awards and severance costs.

(2)          As part of the fourth quarter 2009 restructuring, ITG made certain changes to its product priorities and wrote off $2.4 million of capitalized development initiatives that were not yet deployed. As ITG’s product development plan continued to evolve in the first quarter of 2010, it was determined that additional amounts capitalized in 2009 were not likely to be used and a further $6.1 million write-off was recorded.

(3)          During the fourth quarter of 2010, in connection with the integration of Majestic, ITG decided to close its Westchester, NY office and relocate the staff, primarily sales traders and support, to the midtown Manhattan office and incurred a one-time charge of $2.3 million, as reflected in restructuring charges.  This charge was partially offset by a gain of $0.4 million in restructuring charges related to historical foreign exchange translation gains following the substantial liquidation of our Japanese subsidiary.

	U.S. Region
	Three Months Ended March 31,
	2011	2010
	(unaudited)	(unaudited)
Total revenues	$100,511	$99,908

Total expenses	86,961	86,695
Less:
Software write-off (1)	—	(6,091)
Adjusted expenses	86,961	80,604

Income before income tax expense	13,550	13,213
Effect of adjustment	—	6,091
Adjusted pre-tax operating income	13,550	19,304

Income tax expense	5,763	5,406
Tax effect of adjustment	—	2,589
Adjusted income tax expense	5,763	7,995

Net income	7,787	7,807
Net effect of adjustment	—	3,502
Adjusted net income	$7,787	$11,309

Diluted earnings per share	$0.19	$0.17
Net effect of adjustment	—	0.08
Adjusted diluted earnings per share	$0.19	$0.25

Notes:

(1)          As part of the fourth quarter 2009 restructuring, ITG made certain changes to its product priorities and wrote off $2.4 million of capitalized development initiatives that were not yet deployed. As ITG’s product development plan continued to evolve in the first quarter of 2010, it was determined that additional amounts capitalized in 2009 were not likely to be used and a further $6.1 million write-off was recorded.